Exhibit 4.5

SUPPLEMENTAL INDENTURE

(Cott U.S. Holdings LLC)

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 12, 2010, among Cott U.S. Holdings LLC (the “Guaranteeing Subsidiary”), a subsidiary of Cott Corporation (or its permitted successor), a Canadian corporation (“Cott”), Cott Beverages Inc., as Issuer, the other Guarantors (as defined in the Indenture referred to herein) and HSBC Bank USA, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer, Cott and the Guarantors has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 13, 2009 providing for the initial issuance of an aggregate principal amount of up to $215.0 million of 8.375% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

3. Indenture Provision Pursuant to which Guarantee is Given. This Supplemental Indenture is being executed and delivered pursuant to Section 4.15 or 10.5 of the Indenture.

4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated by the Trustee and to the Trustee and its successors and assigns that the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and interest on any overdue interest on the Notes, if any, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, subject, however, to the limitations set forth in Section 10.3 of the Indenture.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The Guaranteeing Subsidiary hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by the Issuer or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary agrees that any claim against the Issuer that arises from the payment, performance or enforcement of the Guaranteeing Subsidiary’s obligations under this Guarantee or the Indenture, including, without limitation, any right of subrogation, shall be subject and subordinate to, and no payment with respect to any such claim of the Guaranteeing Subsidiary shall be made before, the payment in full in cash of all outstanding Notes in accordance with the provisions provided therefor in the Indenture.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

(h) The Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under the Guarantees, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount, based on the net assets of each Guarantor (including the Funding Guarantor), determined in accordance with GAAP, subject to Section 10.3 of the Indenture, for all payments, damages and expenses incurred by such Funding Guarantor in discharging the Issuer’s obligations with respect to the Notes or any other Guarantor’s obligations under the Guarantees, as the case may be.

(i) The obligations of the Guaranteeing Subsidiary under this Guarantee shall be limited to the extent set forth in Section 10.3.

(j) This Guarantee inures to the benefit of and is enforceable by the Trustee, the Holders and their successors, transferees and assigns.

5. Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantees.

6. Merger, Consolidation, or Sale or Lease of Assets. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or another Guarantor) except in accordance with Section 5.1(b) of the Indenture. This Guarantee will be released in accordance with Section 5.1(b) of the Indenture.

7. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer, Cott or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

8. Fees and Expenses. The Guaranteeing Subsidiary hereby agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guarantees.

9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

12. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

13. Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

14. Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: August 12, 2010

COTT U.S. HOLDINGS LLC

By:	/s/ Michael Zimmerman
Name:	Michael Zimmerman
Title:	Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Herawattee Ali
Name:	Herawattee Ali
Title:	Vice President